EXHIBIT A
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              LOTUS PACIFIC, INC.

   FIRST: The name of the corporation organized under this Amended and Restated Certificate of Incorporation (the "Restated Certificate") is Lotus Pacific, Inc. (hereinafter referred to as the "Corporation").

   SECOND: The address of the registered office of the Corporation in the State of Delaware is 11 Market Street, 11th Floor, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is Corporation Guarantee & Trust Company.

   THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

   FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Class A Preferred Stock." The total number of shares of stock that the Corporation is authorized to issue is 100,004,300, of which 100,000,000 are to be shares of common stock (the "Common Stock"), par value $.001 per share, and 4,300 are to be shares of Class A Preferred Stock ("Class A Preferred Stock"), par value $.001 per share.

   A.  Common Stock
   (1) Voting Right. Except as may be provided in this Certificate of Incorpo-ration or required by law, the common stock shall have the general right to vote for all purposes, including the election of directors and on all other matters presented to shareholders, with each holder of common stock being entitled to one vote for each share of common stock held of record by such holder at the time determined according to law.

   (2) Dividends. Subject to the rights of the holders of Class A Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the Common Stock by the board of directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefore; provided that the board of directors of the Corporation shall declared no dividend, and no dividend shall be paid, with respect to any outstanding share of Common Stock, whether in cash or otherwise, unless, simultaneously, the same dividend is declared or paid with respect to each share of Common Stock. Stock Dividends with respect to Common Stock may be paid only with shares of Common Stock.

   (3) Subdivisions, Combinations and Mergers. In the event of any merger, statutory share exchange, consolidation or similar form of corporate transaction involving the Corporation (whether or not the Corporation is the surviving entity), the holders of Common Stock shall be entitled to receive the same per share consideration, if any.

   (4) Rights on Liquidation. Subject to the rights of the holders of Class A Preferred Stock, in the event of any liquidation, dissolution or winding -up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Common Stock. For purpose of this paragraph, a merger, statutory share exchange, con-solidation or similar corporate transaction involving the Corporation (whether or not the Corporation is the surviving entity), or the sale, transfer or lease by the Corporation of all or substantially all its assets, shall not constitute or be deemed a liquidation, dissolution or winding-up of the Corporation.

   B.  Class A Preferred Stock
   (1) Dividends. The holders of Class A Preferred Stock shall be entitled to share in dividends on the same per share basis as all outstanding shares of Common Stock.

   (2) Rights on Liquidation. In case of the dissolution, liquidation or winding-up of the company, whether voluntary or involuntary, or in any instance, the holders of record of shares of the Class A Preferred Stock then outstanding shall be entitled to participate in the distribution, either in cash or in kind, of the assets of the Company on a priority basis, prior to distributions to holders of any other class or series of stock, but only to the extent of the product of the number of outstand-ing shares of Class A Preferred Stock multiplied by a stated value of $10.00 per share.

   (3) Rights on Director Election. Subject to adjustment from time to time due to an increase or decrease in the number of directors, the holders of Class A Preferred Stock, as a class, shall be entitled to elect two members of the Board of Directors of the Corporation as of the date of adoption of this Amended and Restated Certificate of Incorporation, when the number of directors constituting the whole Board of Directors is seven.

   (4) Voting Rights. Except in the election of directors, the holders of Class A Preferred Stock shall be entitled to one vote per share, the same as all outstanding shares of Common Stock.

   (5) Optional Redemption. The Class A Preferred Stock shall be redeemable by the Corporation, at its sole option in whole or in part, at any time at $10.00 per share.

   FIFTH: The Corporation shall, to the fullest extent permitted by the GCL, as amended from time to time, and as provided in the Bylaws of the Corporation (the "Bylaws"), indemnify and hold harmless any and all persons whom it shall have the power to indemnify pursuant to such provisions from and against any and all liabilities (including expenses) imposed on or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by such provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Company.

   SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any tran-saction from which the director derived any improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No amendment or repeal of this Article SIXTH or of Article FIFTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring at the time of or prior to such amendment or repeal.

   SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, it is further provided that in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend or repeal the Bylaws in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate, subject to the power of the stock-holders of the Corporation having voting power to alter, amend or repeal the Bylaws.

   EIGHTH: Elections of directors need not be by written ballot except and to the extent provided in the Bylaws.

   NINTH: No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. Special meetings of the stockholders shall be called only by the Chief Executive Officer, the Chairman of the Board, a majority of the Board of Directors, or the holders of at least 40% of the voting power of the shares of capital stock entitled to vote generally in the election of directors.

   TENTH: Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

   ELEVENTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by law, and all rights and powers conferred upon stock-holders are subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed as of May _____, 2001.


                                                  LOTUS PACIFIC, INC.

                                                  By:_______________________
                                                     William G. Hu
                                                     Chief Executive Officer